Exhibit 10.15

Form of Share Conversion Agreement

made and signed in              on the              day of the month of              2007

between:	D. Medical Industries Ltd.
Public Company 520041955
of Jabotinski Street 7, Ramat Gan

	(hereafter: the “Company”)	of the First Part;

and	I.D/C.No

between:	Of

	(hereafter: the “Investor”)	of the Other Part;

Whereas:	The Company is a Public company registered in Israel and bears the registration number P.C. 520041955, which shares are listed for trade in the Tel Aviv Stock Exchange Ltd;

and whereas:	The Investor is interested in purchasing Company shares by way of a private allocation and by converting Nilimedix Ltd. shares which are held by Investor into Company shares;

and whereas:	The Company is interested in allocating its shares to Investor by way of conversion of Nilimedix shares held by the Investor into Company shares, all as specified here forth in this Agreement;

Wherefore it is declared, stipulated and agreed between the Parties as follows:

1.	Preamble and Interpretation.

1.1	The Preamble to this Agreement forms an inseparable part of this Agreement and will be read as one with its other appendices.

1.2	The headings to the clauses in this Agreement are solely for convenience and they should not be attributed with any weight for purposes of its interpretation.

1.3	No alteration, addition to or diminution of this Agreement will be valid after the date on which it is signed unless made in writing and signed by all the Parties.

1.4	No provision in the terms and provisions contained in this Agreement is intended to derogate from another term or provision of this Agreement but to add thereto, unless otherwise stated in this Agreement.

1.5	A provision and/or expression in the singular will also include the plural and vice-versa, a provision and/or expression in the feminine will also include the masculine and vice-versa and a reference to a person will also include a corporate body and vice-versa.

1.6	Any appendix that is attached to this Agreement forms an inseparable part of the Agreement.

2.	The Company’s Declarations

The Company hereby declares, confirms and undertakes, at the time of signing this Agreement as follows:

2.1	The Company is a Public company limited by shares and registered in Israel which shares are listed for trade on the Tel Aviv Stock Exchange Ltd. (the “TASE”).

2.2	The number of the Company in the records of the Companies Registrar is 520041955.

2.3	The Company was duly registered and is qualified to conduct its business as conducted at present, to sign this Agreement and to perform all the activities undertaken therein.

2.4	Signing this Agreement does not constitute a breach of the Company’s Articles of Association, it does contain any inconsistency with the Company’s Articles of Association and, to the best of the Company’s knowledge, and it does not violate the provisions of law or of an agreement or of a competent authority.

2.5	The Company was duly registered pursuant to the provisions of the Companies Ordinance, 5743 – 1983, the registration of the Company Law”) is fully valid as at the date on which this Agreement is signed. In addition, the Company has not received any notice that it is about to be deleted from the Companies Registrar up until the date on which this Agreement is signed. The Company is unaware that any dissolution proceedings or receivership proceedings are being conducted against the Company as at the date on which this Agreement is signed and no warnings have been received of the intention to institute proceedings as stated.

2.6	Immediately prior to this Agreement the registered share capital of the Company is composed of 10,000,000,000 (ten billion) ordinary shares, of equal rights, with 0.01 par value each (hereby: the “Ordinary Shares”).

2.7	The Company’s issued and outstanding share capital (including option certificates, which were allocated by the Company) and the Company’s beneficial share holders are listed in the attached to this Agreement Appendix 2.7, based on public reports made by the Company.

2.8	The Company has not declared any dividend that has not been distributed and no decision has been taken for the distribution of bonus shares that have not been distributed.

2.9	There is no hindrance and Company did not undertake any prospected obligation or any other obligation hindering the Company from change in its field of activity.

2.10	The Company is a controlling shareholder in Nilimedix Ltd. and currently holds approximately [ ]% of the issued and outstanding share capital of Nilimedix Ltd.

2.11	In consideration for the transfer of [number of shares] Nilimedix Ltd. shares to Company and the payment of all taxes deriving from such share transfer by Investor, Company shall allocate to the Investor [number of shares] of Company’s shares.

3.	The Investor’s Declarations

The Investor hereby declares, confirms and undertakes, at the time of signing this Agreement as follows:

3.1	The Investor undertakes that there is no violation of law or any third party rights whatsoever in the commitment in this Agreement.

3.2	The Investor declares that there are no agreements, between him and other offerees in this private allocation and/or between him and other Company shareholders and/or between him and any others, pertaining to the acquisition and/or sale of Company’s securities or to Company’s voting rights.

3.3	The Investor declares that prior to its signing on this Agreement, it has performed a legal and an accounting due diligence regarding Company, that Company and its advisors have cooperated with the Investor in connection with this due diligence, have answered all his questions and have provided it with any documents which they were asked to provide.

3.4	The Investor declares that it is a skilled and experienced investor and is aware of the risks in investing at a company at the development stage.

3.5	The Investor is aware that the allocation of the shares, subject of this Agreement, shall take place not before the passing of 30 days from the day a decision was made by the Israeli Income Tax authority regarding the pre ruling

4.	The Transaction

4.1	In consideration of the issuance, at the closing date, of [number of shares] ordinary shares of the Company (the “Shares”) the Investor shall transfer to the Company, without consideration, [number of shares] Nilimedix Ltd. shares.

It is made clear and agreed that the conversion of Nilimedix Ltd. shares into the Company Shares is executed pursuant to Company’s obligation to allow Investor to convert Nilimedix Ltd. shares held by it into Company shares, according to an agreement signed by the Company and Nilimedix Ltd. on February 6th, 2005 and that Investor shall not have, any claim and/or demand in connection with the share conversion towards Company.

The Investor shall have the option to convert the Shares in either one of the following ways:

At a conversion ration of 1 (one) Nilimedix share against 55 ordinary Company shares (hereby: “Conversion Option 1”); or alternatively, at a Conversion Ratio of 1 Nilimedix share against 60 Company shares (hereby: “Conversion Option 2”).

In case the Investor chooses Conversion Option 1 the Company shall bear all of the costs in regards to preparation of the Pre – Ruling request and fees (tolls) to the tax authorities.

In case the Investor chooses Conversion Option 2 the Investor shall bear, pro rata to his holdings in Nilimedix, prior to the conversion of the Shares, the costs incurred in the preparation of the Pre Ruling request and the fees (tolls) to the tax authorities. Attached to this Agreement is a chart detailing the estimated costs and its distribution between all of the investors as Annex B’.

4.2	The Investor shall bear all of the tax obligation incurred due to the share conversion in accordance to the Pre Ruling attached to this Agreement as Annex C (hereby: “Pre Ruling”)

4.3	The Investor obligates that for the services of the trustee, S.G.S Trustees Ltd. (hereby: “Trustee”) in accordance to the Pre Ruling, Investor shall bear the service fee of the Trustee in an amount of US$600 per year plus VAT.

4.4	The Shares shall be allocated, free of lien, seizure, pledge, encumbrance, subjection, demand, claims, debt or any other third party rights.

4.5	The Shares shall grant their holders any right, deriving from and/or pertaining to the ownership of the Company, also, among others, the right to participate and vote in the Company’s shareholders meetings whether they be ordinary, special or extraordinary, the right to participate in the distribution of dividends, bonus shares, rights and so forth, and also the right in the distribution of Company’s surplus assets upon its dissolution, all in accordance with the Company’s articles of association.

4.6	Also, the Shares shall provide their holders, the right to participate and vote in Company’s shareholder meeting, which agenda includes the appointment of Company directors, their dismissal, appointment of their replacements and so forth, actions regarding directors are all subject to the instructions set in Company’s incorporation documents as they might be from time to time.

5.	Suspending Conditions

This Agreement is subject to the following suspending conditions

5.1	Approval of TASE to register the Shares for trading.

5.2	Approval of the Company’s board of directors to the share issuance.

5.3	Approval of Nilimedix Ltd. board of directors for the share transfer of Nilimedix Ltd. shares from the Investor to the Company (according to this Agreement).

6	Closing

The parties shall convene at the offices of attorney Victor Tshuva, located at 3 Hayazira St., Ramat-Gan, 5 business days pursuant to Company informing Investor that it had received all of the documents and authorization listed in the aforementioned article 5 (the “Closing”) and shall take the following actions:

6.1	Company shall deliver Investor a copy of the authorization and certificates according to aforementioned article 5.

6.2

Company shall allocate the Shares to Investor, which shall be held by the Trustee in accordance the Pre Ruling, register him in the Company’s shareholders registration book and shall issue Investor share certificates to that effect. Against these actions and the fulfillment of all of Company’s obligations according to this article Investor shall transfer Company the Nilimidix Ltd. shares (Investor shall provide Company with a Nilimedix Ltd. share certificate, a Nilimedix Ltd. share transfer bill and the authorization of Nilimedix Ltd. board of directors for the share transfer).

6.3	The parties shall perform any other actions necessary for the completion of the transaction.

With the above notwithstanding it is agreed that the Closing may be completed by delivering the above mentioned documents via mail.

7	Taxes

7.1	Company shall bear all expenses incurred from the Share issuance subject of this Agreement and from the registration of the Shares for trade in TASE, including the expenses incurred by the duty to report to the Israeli Securities Authority and the authorization of Stock Exchange Ltd. to register the Shares for trade.

7.2	The parties shall partake equally in the payment of the stamp tax which applies to this Agreement. If applies Company shall bear the Stamp tax for the allocation documents and its report.

7.3	The Investor shall bear all tax obligations incurred from the share conversion in accordance to the Pre Ruling.

7.4	The Trustee service fee shall be paid by the Investor.

8	No Resale

Investor herby obligates to act according to the instruction of the Israeli Security Law, as they might be from time to time, pertaining to the limitations on the resale of shares which were allocated in a private issuance of a registered Company.

For the avoidance of doubt it is herby mentioned that at the time of this Agreement, in accordance with article 15 of the Security Act, 1968 and the Securities Regulations (details regarding articles 15a’ till 15c’ of the Law) – 2000, the offering of the Shares, including shares received by the realization of options in this Agreement, to the public shall be subject to the following limitations:

8.1	Investor is not allowed to offer the offered Shares for sale in the stock exchange, unless by means of a prospectus, for a period of 6 months from the date the offered shares have been issued to it (herby: “Blocking Period”)

8.2	For a period of 6 consecutive quarters starting immediately pursuant to the Blocking Period, Investor shall not be allowed to offer the offered shares for sale in the stock exchange, except by means of a prospectus, excluding in the following accumulative terms:

8.2.1	In way that the amount of shares offered by Investor in each trade day in the stock exchange shall not be over the average daily trading volume of Company shares in a period of 8 weeks prior to the day of the aforementioned share offer.

8.2.2	The average rate by the Investor out of the Company’s issued and outstanding share capital, at the day of share offer, does not mount up over 1% out of the circulated volume of Company shares, during each quarter.

8.3	“Quarter” – in regards to article 8.2 above shall mean a period of three months; the commencement of the first quarter is at the end of the Blocking Period.

8.4	The abovementioned in article 8.2 shall also apply on securities purchased from the Investor during the Blocking Period or in the period described in article 8.2 above not according to a prospectus and not during market trade in the stock exchange.

8.5	The parties agree that Company shall have the right (but not a duty) to set instructions for the performance of the aforementioned Blocking Period.

9	General

9.1	The Parties undertake to act in good faith and in mutual cooperation in order to implement the provisions of this Agreement and to take any action, to sign any document and to obtain any authorization that is required for the proper implementation of the provisions of this Agreement.

9.2	Investor is aware that Company is a public company which shares are listed for trade in the Stock Exchange and therefore obligates, pursuant to the share issuance according to this Agreement, to deliver Company all the necessary reports and/or the reports that it shall be asked to deliver according to any law as its role as shareholder in a public company, in due times allowing the Company to fulfill its duties of reporting according to any law.

10.	Notices

10.1	A notice that is sent by registered mail to the Parties’ addresses as specified in the Preamble to this Agreement, will be deemed to have been received by the Party to which it is addressed within 72 hours of the time of its dispatch. If a notice as aforesaid is delivered by hand, it will be deemed to have been received at the time of its delivery.

10.2	Either Party may change its address for purposes of this Agreement to another address in Israel in a written notification that will be delivered to the other Party at its address as stated.

And in witness whereof the Parties have set their hands in the place and on the date

The Investor	The Company

[signature]	[D Medical signature and stamp]

Share Transfer Bill

I the undersigned,                         , ID                      (herby: the “Transferor”), hereby transfer to D. Medical Industries Ltd., P.C. 520041955, (herby: the “Transferee”) in consideration for [number of shares] shares of Nilimedix Ltd. which are held by me (herby: the “Shares”) [number of shares] ordinary shares each with 0.01 NIS par value of D. Medical Industries Ltd. (herby: the “Company”) to be held by the Transferee and/or his agent under the same terms which they were held by me.

I, the Transferee, agree herby to accept the aforementioned Shares according to terms stated above.

And in witness whereof the Parties have set their hands in the place and on the date

[signature]
Transferor

Witnesses to signature:	[signature]

Date:

[signature]
Transferee: D. Medical Industries Ltd.

Name of Transferee	[signature]

Address:

ID/C.No.

Witnesses to signature:	[signature]

Date: